Atlas Pipeline Holdings, L.P. Announces Initial Quarterly Distribution of $0.17 per Common Limited Partner Unit for the Third Quarter 2006

PHILADELPHIA, PA -- 10/27/2006 -- Atlas Pipeline Holdings, L.P. (NYSE: AHD) ("Atlas Holdings"), which owns the general partner interest and a 11.4% limited partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL), reported today that it has declared its quarterly cash distribution for the third quarter 2006 of $0.17 per common limited partner unit, which represents a pro-rated distribution of $0.24 per common unit for the period from July 26, 2006, the date of our initial public offering, through September 30, 2006. This $0.17 per common unit distribution, which is the initial cash distribution made by Atlas Holdings, is payable November 17, 2006 to holders of record as of November 10, 2006.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership formed to own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and 1,641,026 common units of Atlas Pipeline Partners, L.P.

Atlas America, Inc. (NASDAQ: ATLS) is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns an 83% interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. Atlas Holdings' actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to Atlas Pipeline Partners, L.P.'s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

Contact:
Brian Begley
Investor Relations
1845 Walnut Street
Philadelphia, PA  19103
(215) 546-5005
(215) 561-5692 (facsimile)